Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-249780) on Form S-8, (No. 333-283073) on Form S-3, and (No. 333-289387) on Form S-8 of our report dated March 5, 2026, with respect to the consolidated financial statements of Atea Pharmaceuticals, Inc. and subsidiary.

/s/ KPMG LLP

Boston, Massachusetts
March 5, 2026